Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Pasithea Therapeutics Corp. on Form S-8 File No. 333-267535, 333-271011 and 333-282532 and on Form S-3 File No. 333-271010, 333-271896 and 333-282532 of our report dated March 24, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Pasithea Therapeutics Corp. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Pasithea Therapeutics Corp. for the year ended December 31, 2024.

Marcum LLP
New Haven, CT
March 24, 2025